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                                                                    EXHIBIT 21.1

                              AGRILINK FOODS, INC.
                         SUBSIDIARIES OF THE REGISTRANT

                            Kennedy Endeavors, Inc.
                            Seasonal Employers, Inc.
                         CBF Company of Canada Limited
                            Linden Oaks Corporation
                       Birds Eye de Mexico, S.A. de C.V.
                              BEMSA Holding, Inc.